Exhibit 4.10

EMPLOYMENT AGREEMENT AMENDING AGREEMENT

THIS AGREEMENT, effective as of ______________, 2021 (the “Effective Date”) is between:

DRAGANFLY INC.,

a company duly incorporated under the laws of the Province of British Columbia with a business address at 2108 St. George Avenue, Saskatoon, Saskatchewan S7M 0K7,

(Hereinafter referred to as the “Company”)

OF THE FIRST PART.

-and-

JUSTIN HANNEWYK,

(Hereinafter referred to as the “Employee” or “you”)

OF THE SECOND PART.

(collectively, the “Parties”)

WHEREAS:

A.	The Company and the Employee entered into an Employment Agreement dated April 30, 2020 (the “Employment Agreement”) setting out the terms and conditions of the Employee’s employment;

B.	The Company wishes to continue to engage the services of the Employee and the Employee desires to continue to be employed by the Company upon the terms and subject to the conditions of the Employment Agreement as amended by the terms of this Employment Agreement Amending Agreement hereinafter set forth;

NOW THEREFORE in consideration of the promises and the mutual covenants and agreements contained in this Employment Agreement Amending Agreement (this “Amending Agreement”), including the increase to the Employee’s base salary and the grant of restricted share units, and in exchange for the Employee’s continued employment, the Parties agree to amend the Employment Agreement as follows:

1.	Provision 6.(a) entitled “Base Salary” in the Employment Agreement will be replaced with the following:

Your annual base salary under this Agreement will be CDN$180,000, payable in accordance with our regular payroll schedule, as may be increased by the Company from time to time in its sole discretion (“Base Salary”).

2.	Provision 6.(b) entitled “Stock Options” in the Employment Agreement will be replaced with the following:

As President of Dronelogics, you will be eligible for the stock options as set out in Schedule “B”. In addition, as of the Effective Date the Company will grant to you 25,000 restricted share units (“RSU”) in Draganfly Inc., which shall vest and be governed in accordance with the Company’s RSU plan.

3.	Provision 6.(c) entitled “Incentive” in the Employment Agreement will be replaced with the following:

In addition to your Base Salary, you will be eligible to participate in any incentive plans the Company may implement, or amend, from time to time in consultation with Dronelogics’ board of directors (“Incentive Plan”). Your compensation under the Incentive Plan, if any, will be determined following the completion of the Company’s financial year each year, based on performance metrics to be determined by the Company’s compensation committee in consultation with Dronelogics’ board of directors at their sole discretion.

Subject to your attainment of the Incentive Plan targets, as determined by the Company’s compensation committee and the Dronelogics’ board of directors, your annual target compensation under the Incentive Plan will be CDN$180,000, pro-rated to the date of this Amending Agreement for 2021.

Except as expressly stated otherwise elsewhere in this Agreement, if you resign from your employment with Dronelogics or Dronelogics terminates your employment for cause, any Incentive Plan payment for the calendar year in which the date of termination of employment occurs shall be cancelled, and you will not be entitled to any Incentive Plan payment for any period following the termination date, but any unpaid Incentive Plan payment payable to you in respect of a calendar year that has ended prior to the date of your termination of employment will be paid to you.

Except as expressly stated otherwise elsewhere in this Agreement, if your employment with Dronelogics ends for any reason other than your resignation or for cause, any Incentive Plan payment payable to you for the calendar year in which the date of termination of employment occurs shall be prorated based on the number of days of your employment with Dronelogics in the calendar year in which the date of termination occurs, and any unpaid Incentive Plan payment payable to you in respect of a calendar year that has ended prior to the date of termination of your employment will be paid to you, but you will not be entitled to any Incentive Plan payment for any period following the termination date.

4.	All other terms and conditions of employment set out in the Employment Agreement will remain unchanged and in effect.

5.	The Employee hereby releases the Company from any and all claims he has or may have arising in any way out of the terms of this Amending Agreement or the changes to his employment as set out herein, specifically includes any claims under any applicable human rights, workers’ compensation, employment standards, employment or labour legislation including but not limited to the Employment Standards Act, the Human Rights Code, the Workers Compensation Act, and the Personal Information Protection Act.

6.	This Amending Agreement amends the Employment Agreement. This Amending Agreement and the Employment Agreement shall be read together and constitute one agreement. The Parties agree that the terms of the Amending Agreement will be effective on the Effective Date.

7.	This Amending Agreement enures to the benefit of and binds the parties hereto and their respective heirs, executors, legal personal representatives, successors and permitted assigns.

8.	If there is a conflict between any provision of this Amending Agreement and any provision of the Employment Agreement, the relevant provision(s) of this Amending Agreement are to prevail.

9.	This Amending Agreement is governed by, and is to be construed and interpreted in accordance with the laws of British Columbia. The Parties irrevocably attorn to the jurisdiction of the Courts in the Province of British Columbia.

[signature page follows]

TO EVIDENCE THEIR AGREEMENT the parties have executed the Amending Agreement this ______ day of _______________________2021:

/s/ Scott Larson	/s/ Justin Hannewyk
DRAGANFLY INC.	JUSTIN HANNEWYK

Authorized Signatory	(Consultant Signature)
I have authority to bind the Corporation